Exhibit 99.1

The Bon-Ton Stores, Inc. Appoints a New Member to Its Board of Directors

YORK, Pa.--(BUSINESS WIRE)--October 1, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced its Board of Directors has unanimously elected Beth Grumbacher to its Board, effective October 1, 2014, expanding its Board membership to ten.

Ms. Grumbacher, 43, has been employed by several national and regional firms in the retail and apparel industries, holding various management and sales positions of increasing responsibility throughout her career. Additionally, she has been actively involved in the ownership of a small retail operation and, most recently, the designing and manufacturing of a girls’ clothing line. Ms. Grumbacher’s diverse operational roles give her a customer-centric perspective in retailing. Ms. Grumbacher received a B.S. in Psychology from York College of Pennsylvania.

Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer, stated, “We are very pleased to welcome Beth as a member of our Board of Directors. Beth has been involved with retail throughout her career. We welcome Beth’s insight as we continue to execute our business strategies for profitable growth and increased shareholder value.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 stores, which includes ten furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, 717-751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com